Exhibit 3.28

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

of

AMSEC LLC

This Certificate of Amendment to the Certificate of Formation of AMSEC LLC (the “Company”), dated April 20, 1999, is being duly executed and filed by Craig M. Nemiroff, as an authorized person, to amend the original certificate of formation under the Delaware Limited Liability Company Act (6 Del. C. §18-202, et seq.).

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is AMSEC LLC.

2. The original certificate of formation was filed with the Delaware Secretary of State on April 14, 1999.

3. The certificate of formation of the limited liability company is hereby amended by striking out Article(s) SECOND and THIRD thereof and by substituting in lieu of said Article(s) SECOND and THIRD the following new Article(s) SECOND and THIRD:

“SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.”

“THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.”

IN WITNESS THEREOF, the undersigned has executed this certificate this 20th day of April 1999.

By:	/s/ Craig M. Nemiroff
	Name:	Craig M. Nemiroff
	Title:	Authorized Person

2